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                     ACQUISITION AND PARTICIPATION AGREEMENT

This Agreement is made this 7th day of August, 2000, by and between MRD Gaming, LLC, a Nevada limited liability company, 600 Whitney Ranch Drive, C-15, Henderson, NV 89014 ("MRD"); and Lakes Gaming and Resorts, LLC, 130 Cheshire Lane, Minnetonka, MN 55305, a Minnesota limited liability company ("Lakes").

                  PRELIMINARY STATEMENT AND CERTAIN DEFINITIONS

A. MRD'S BUSINESS, THE TRIBES AND THE PROJECTS. MRD is in the business of financing, developing, equipping, constructing and starting-up casino projects for Indian tribes in the State of California (MRD's "Business"). MRD and its affiliates have secured written agreements (the Project Contracts") with the Paskenta Band of Nomlaki Indians, Corning, California; and the Cloverdale Rancheria of Pomo Indians, Cloverdale, California (the "Tribes"); for the development of casino projects on Indian lands for each of the Tribes (each a "Project", or collectively, the "Projects") following the passage of Proposition 1 A in California permitting Class III Indian Gaming (as defined in the National Indian Gaming Regulatory Act, or "IGRA"). The Project being developed with the Paskenta Band is hereinafter called the "Paskenta Project" and the Project being developed with the Cloverdale Rancheria is hereinafter called the "Cloverdale Project." MRD has filed a certificate of conversion with the California Secretary of State, to convert to a California limited liability company, but the conversion is not complete.

B. THE BUSINESS OF LAKES. Lakes is engaged, in part, in the business of developing and managing casino projects for Indian tribes.

C. EXISTING PROJECT COMPANIES AND ASSETS. United Gaming Holding Co., LLC is a Maryland limited liability company ("United"), which is owned by SCG Gaming Enterprises, LLC, which is controlled by Franklin Capital Group and its affiliated investors (collectively, except for United, "Franklin"). United has formed and now owns two Maryland limited liability companies, Pacific Coast Gaming - Santa Rosa, LLC and Pacific Coast Gaming - Corning, LLC, which hold the Project Contracts for the Cloverdale Project and the Paskenta Project, respectively (each a "Project Company and, collectively, the Project Companies"), and are managed by MRD. Pursuant to the Project Contracts, the Project Companies hold the development rights granted by the Tribes with respect to each of the Projects (the "Development Rights"), some of which were acquired on July 6, 2000, from Ruth Michels and her affiliated entities ("Michels"). Prior to the date of this Agreement, Franklin, United and Michels have provided funds, in the amount of $1,121,811, to MRD and to the Tribes for development of the Projects pursuant to the Project Contracts (the "Advanced Funds").

D. PURPOSES AND CERTAIN CONDITIONS OF AGREEMENT. Lakes and MRD have negotiated certain terms and conditions under which Lakes is willing to provide limited financing for the Projects in the form of loans to MRD and each of the Project Companies after they are acquired by MRD and Lakes. Except for temporary lending to be provided by Lakes to MRD under Section 17, certain specific conditions of Lakes' participation as the new provider of funding for the Projects are that
MRD: (1) acquire all right, title and interest to the equity interests in the

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Project Companies; (2) the assets of the Project Companies must include at least all right, title and interest to the Development Rights, the Project Contracts and any other assets of the Project Companies (the "Other Assets"), including the Development Rights and Other Assets acquired by Franklin and/or United from Pacific Coast Gaming, LLC, a Wisconsin limited liability company owned by Michels; (3) assign to Lakes an interest in each of the Project Companies in accordance with the provisions of Section 7, and (4) contribute to the appropriate Project Company all of MRD's interests (if any) in such Development Rights, Project Contracts, Other Assets, and other rights MRD may have in the Projects in accordance with the provisions of Section 7. All of the Development Rights, Project Contracts and Other Assets held by the Project Companies, including without limitation those acquired or held by MRD and contributed to the Project Companies hereunder, and any other rights of MRD and its subsidiaries and affiliates with respect to the Projects are hereinafter collectively referred to as the "Project Assets." The purpose of this Agreement is to set forth the specific terms and conditions of that business relationship between the parties.

                                    AGREEMENT

Now, therefore, in consideration of the facts and intentions recited above (which are a part of this Agreement) and the mutual agreements hereinafter set forth, the adequacy and sufficiency of which, as adequate legally binding consideration, are acknowledged by Lakes and MRD, the parties agree as follows:

1. ACQUISITION OF PROJECT COMPANIES, DEVELOPMENT RIGHTS, PROJECT CONTRACTS AND OTHER ASSETS. As an express condition of any lending under this Agreement, except for temporary funding to be provided by Lakes under Section 17, Lakes requires MRD to purchase from Franklin and United 100% of the equity interests in the Project Companies (the "Franklin Buy-out"), subject to the condition that the Project Companies which shall then hold all of the Project Assets not already held by MRD or its subsidiaries (including without limitation those acquired from Michels), pursuant to a detailed written agreement (a true and complete copy of which shall be delivered to Lakes when it is fully executed), which shall contain the material terms and conditions set forth in the brief letter agreement between MRD and Franklin attached hereto as Exhibit A and hereby made a part hereof (the "Buy-out Terms"), the terms and conditions set forth in the following paragraph and such other terms and conditions as Franklin and MRD shall mutually agree (with the approval of Lakes, which shall not be unreasonably withheld or conditioned, or unduly delayed), and subject to the terms of this Agreement. The Buy-out Terms include reimbursement to Franklin of the actual amount of funds Franklin and Michels have advanced to MRD and the Tribes for the Projects to the date of this Agreement (the "Advanced Funds"), and a premium amount due Franklin for having taken the initial investment risk in the Projects (the "Premium").

When MRD purchases the equity interests in the Project Companies in the Franklin Buy-out, and when a portion of such interests are thereafter assigned by MRD to Lakes (or its subsidiaries) hereunder, such interests shall be free and clear of all liens and encumbrances;


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and the Project Companies shall not have any debts or other liabilities or obligations, except for any loans and funding commitments owed to the Tribes under the Project Contracts. This condition shall be supported by warranties, representations, and covenants of indemnification, to the extent customary in equity purchases, either given by Franklin to MRD and its assigns or, to the extent it is not appropriate for Franklin to do so (because MRD has had the entire control or knowledge of the matter), by MRD to Lakes in a supplement to this Agreement. MRD represents and warrants to Lakes that Exhibit B attached hereto contains a complete listing of all written (and a written summary of any oral) Project Contracts and no others exist except as described therein.

On and after the closing of the Franklin Buy-out in accordance with the Buy-out Terms, Lakes shall loan to MRD funds sufficient to fund a part of the cost of the Franklin Buy-out, subject to the limitations set forth below. Lakes will make two loans to MRD for this purpose. The first loan shall be called the "Cloverdale Premium Loan," the proceeds of which shall be used exclusively by MRD to pay Franklin the agreed upon Premium (and any interest due thereon) for having taken the initial investment risk in the Cloverdale Project. The second loan shall be called the "Buy-out Reimbursement Loan," the proceeds of which shall be used exclusively by MRD to (a) reimburse Franklin for the Advanced Funds expended by Franklin and Michels to the date the Franklin Buy-out has been consummated with respect to both of the Projects, and (b) to fund any amounts advanced by Lakes to MRD pursuant to Section 17.

The amount of the Buy-out Reimbursement Loan shall not exceed $1,121,811, plus
(a) any amounts advanced by Franklin for the Projects with the approval of Lakes (which approval shall not be unreasonably withheld, conditioned or unduly delayed) between July 15, 2000, and the date Lakes first begins to lend funds to the Project Companies hereunder; and (b) any amounts advanced by Lakes to MRD pursuant to Section 17. The amount of the Cloverdale Premium Loan shall not exceed $2,200,000, plus interest accrued and paid to Franklin on the unpaid balance of its Premium after the opening of the temporary casino of the Cloverdale Project. Except as otherwise provided in Section 17, the Buy-out Reimbursement Loan and the Cloverdale Premium Loan will be funded by Lakes only as and when the funds are required by MRD to perform its related payment obligations to Franklin under the Buy-Out Terms. The Buy-out Reimbursement Loan and the Cloverdale Premium Loan shall be subject to the terms and conditions set forth in Sections 4 and 5.

2. PROJECT DEVELOPMENT LOANS. If MRD successfully completes the Franklin Buy-out in accordance with the Buy-out Terms, Lakes further agrees to loan to each of the Project Companies funds in the amounts set forth in Exhibit C attached hereto and hereby made a part of this Agreement (the "Project Development Loans"), which loans shall not exceed $23,500,000 in the aggregate. That limit includes any amounts advanced by Lakes to MRD under the Buy-out Reimbursement Loan, including without limitation any advances under the first paragraph of
Section 17, but excludes the Cloverdale Premium Loan. The terms of each of the Project Development Loans shall be as set forth in Section 3.

3. PROJECT DEVELOPMENT LOAN TERMS. Each of the Project Development Loans shall bear

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simple interest on any unpaid principal balance at an annual rate of 1% over the
"High Wall Street Journal Prime Lending Rate" as defined in the money rate section of the Wall Street Journal (the "Prime Rate"), compounded annually if not paid earlier. Interest on each Project Development Loan shall accrue only on funds actually advanced by Lakes to the borrowing Project Company, beginning when such funds are advanced. The interest rate shall be adjusted monthly, based upon the Prime Rate on the first business day of each month; and that interest rate shall apply to all advances and loan balances remaining unpaid by the borrower during that month.

The principal balance of the Project Development Loan made to each Project Company shall be amortized over sixty (60) months from the date when the Project is first open for gaming to the general public. If any advances occur on a Project Development Loan after that date, the new principal balance shall be re-amortized over the balance of that period. Subject to any such re-amortization, each Project Development Loan shall be repaid in equal monthly payments of principal, plus accrued interest.

The first payment on the Project Development Loan made to each Project Company shall be due and shall be made on the 20th day of the first full month beginning after the date the Tribe involved with that Project Company makes its first payment of variable lease fees (as defined in its Project Contracts) to the Project Company.

Each Project Company shall grant Lakes a security interest in all of the assets of the Project Company, including without limitation all of its Project Assets and all loan payments and lease fees due to the Project Company from the Tribe involved with that Project Company, to secure payment of the Project Development Loan and that portion of the Buy-out Reimbursement Loan assumed by that Project Company pursuant to Section 5. Each of such loan obligations of a Project Company shall also be cross-collateralized by the assets of the other Project Company.

Except as otherwise set forth below in this Section 4 or in Section 10, the loan payments on each Project Development Loan shall be made after the payment of Overhead Fees (as defined in Section 10) to both parties. If Net Cash Flows (as defined in Section 9) of one Project Company are insufficient to make the full Project Development Loan payment due from such Project Company, the unpaid amount shall be paid first from Net Cash Flows of the other Project Company and second, in subsequent months, from Net Cash Flows of both Project Companies available after the payment of Overhead Fees to MRD and Lakes. Any loan payments made by one Project Company on behalf of the other Project Company shall be treated as an inter-company loan to the Project Company whose obligation was satisfied, with interest to accrue at the same rate due on the Project Development Loans; and any such inter-company loan shall be repaid from Net Cash Flows of the creditor Project Company before any further distribution of Net Cash Flows to the equity members of that Project Company.

4. CLOVERDALE PREMIUM LOAN TERMS. The Cloverdale Premium Loan shall bear simple interest on any unpaid principal balance at an annual rate of 1% over the "High Wall Street Journal Prime Lending Rate" as defined in the money rate section of the Wall Street Journal ("Prime Rate"), compounded annually if not paid earlier. Interest on such loan shall accrue only

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on funds actually advanced by Lakes to MRD, beginning when such funds are advanced. The interest rate shall be adjusted monthly, based upon the Prime Rate on the first business day of each month; and that interest rate shall apply to all loan balances and advances unpaid during that month.

The Cloverdale Premium Loan shall be amortized over sixty (60) months from the first date when the Cloverdale Project is first open for gaming to the general public and, if any advances occur on the Cloverdale Premium Loan after that date, the new principal balance shall be re-amortized over the balance of that period. Subject to any such re-amortization, the Cloverdale Premium Loan shall be repaid in equal monthly payments of principal and accrued interest.

The first payment by MRD on the Cloverdale Premium Loan shall be due and shall be made no later than the 20th day of the first full month beginning after MRD begins receiving its share of Net Cash Flows (as defined in Section 9) from the Project Company engaged in the Cloverdale Project.

To secure MRD's obligation to repay the Cloverdale Premium Loan, MRD shall grant Lakes a first priority security interest in: (a) MRD's Overhead Fees (as defined in Section 10), (b) MRD's share of Net Cash Flows from the Project Companies,
(c) all Project Assets, (d) MRD's equity interests in the Project Companies, and
(f) any other assets hereafter acquired by MRD that relate to the Projects (collectively, the "MRD Permanent Collateral"); provided, however, that the security interest granted to Lakes with respect to MRD's share of Net Cash Flows from the Project Company engaged in the Paskenta Project may be subject to any first priority security interest granted by MRD (not to exceed 50% of such share) to Franklin to secure the deferred payment obligation due Franklin from MRD with respect to the Premium payable to Franklin by MRD with respect to the Franklin Buy-out of interests in the Project Company involved in the Paskenta Project.

During the Cloverdale Premium Loan payment period, MRD shall pay fifty per cent (50%) of its share of Net Cash Flows it becomes entitled to receive each month from the Project Company involved with the Cloverdale Project, up to the amount of principal and accrued interest due in that month (or remaining unpaid for any prior month) under the Cloverdale Premium Loan. Any payment deficiencies in amounts due on the Cloverdale Premium Loan as a result of the foregoing provision or otherwise shall be paid from the first Net Cash Flows distributable to MRD in any subsequent month, subject to that fifty percent (50%) limitation. Payments shall be credited first to collection costs, if any, second to interest and then to principal. Any payment deficiency under this paragraph shall not be a default of the terms of this Agreement.

5. BUY-OUT REIMBURSEMENT LOAN TERMS. The Buy-out Reimbursement Loan shall bear simple interest on any unpaid principal balance at an annual rate of 1% over the "High Wall Street Journal Prime Lending Rate" as defined in the money rate section of the Wall Street Journal ("Prime rate"), compounded annually if not paid earlier. Interest on such loan shall accrue only on funds actually advanced by Lakes to MRD beginning when such funds are advanced. The interest rate shall be adjusted monthly, based upon the Prime Rate on the first business day of each month; and that interest rate shall apply to all loan balances and advances

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unpaid during that month.

The portion of the Buy-out Reimbursement Loan pertaining to each Project (which amount for each Project is set forth on Exhibit D attached hereto and hereby made a part hereof) shall be amortized over sixty (60) months from the first date when that Project first opens for gaming to the general public. The Buy-out Reimbursement Loan for each Project shall be repaid in equal monthly payments of principal, plus accrued interest.

The first payment on the portion of the Buy-out Reimbursement Loan related to each Project shall be due and shall be made on the 20th day of the first full month beginning after the date on which the Tribe involved with such Project makes its first payment of variable lease fees (as defined in its Project Contracts) to the Project Company involved with that Tribe.

Upon the acquisition of each Project Company, MRD shall assign to such Project Company all of MRD's obligations and rights under the Buy-out Reimbursement Loan, to the extent such obligations and rights pertain to the Project to be engaged in by such Project Company; and such Project Company shall assume such obligations, relieving MRD of all liability for such portion of the Buy-out Reimbursement Loan. After the acquisition of both Project Companies, they alone shall be jointly and severally liable for repayment of the Buy-out Reimbursement Loan Amount to Lakes.

To secure MRD's obligation to repay the Buy-out Reimbursement Loan before it is assumed by the Project Companies, MRD shall grant Lakes a first priority security interest in: (a) MRD's Overhead Fees (as defined in Section 10), (b) any and all Project Assets held by MRD or any of its subsidiaries, (c) MRD's equity interests (if any) in the Project Companies, and (d) any and all other assets now held or hereafter acquired by MRD (collectively, the "MRD Temporary Collateral" and together with, the MRD Permanent Collateral, hereinafter the "MRD Collateral"); provided, however, that the security interest granted to Lakes with respect to MRD's equity interest (if any) in the Project Company engaged in the Paskenta Project may be subject to any first priority security interest granted by MRD (not to exceed 50% of such interest) to Franklin to secure the deferred payment obligation due Franklin or United from MRD with respect to the Premium payable to Franklin by MRD with respect to the Franklin Buy-out of interests in the Project Company involved in the Paskenta Project; and provided further that the security interest granted to Lakes with respect to MRD's interests in Pacific Coast Gaming - Fresno, LLC, any other entity engaged in a casino development project for the Big Sandy Band of Western Mono Indians, Auberry, California, and any project contracts and other assets related thereto may be subject to any first priority security interest granted by MRD to Franklin, United and/or any third party to secure the deferred payment obligation due Franklin from MRD with respect to MRD's purchase of such interests and/or the financing of such development.

To secure payment of the Buy-out Reimbursement Loan after it is assumed by the Project Companies, each Project Company shall grant Lakes a security interest in all of the Project Company's assets, including without limitation all of its Project Assets, and all loan payments and lease fees that become due to such Project Company from the Tribe involved in its Project. The Buy-out Reimbursement Loan shall be cross-collateralized by such assets of each Project

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Company.

6. STRUCTURE OF PROJECT COMPANIES. After MRD purchases the Project Companies, MRD and Lakes shall merge each of them into a separate Project Company for each Project, which shall be a Minnesota limited liability company organized generally as set forth below and in the second paragraph of Section 17; provided, however, that doing so will not unduly interfere with securing approvals required by Lakes from the Tribes. If merging the Project Companies into new Project Companies would unduly interfere with securing Tribal approvals required by Lakes, then MRD and Lakes shall amend and restate the organizational documents of each of the Project Companies to conform in so far as possible to the following forms of organizational documents. The Articles of Organization, Member Control Agreement and Bylaws of each Project Company shall include the applicable provisions of this Agreement (including without limitation those set forth in the second paragraph of Section 17) and such other provisions as are customary for Minnesota (or, if applicable, Maryland) limited liability companies organized to conduct similar ventures; and shall be substantially in the forms to be prepared and approved in good faith by the parties (which approval shall not be unreasonably withheld or conditioned or unduly delayed) and attached hereto as Exhibits E, F and G within ten (10) ten days after the date of this Agreement (the "Project Company Documents").

7. ASSIGNMENTS OF INTERESTS IN PROJECT COMPANIES. Upon completion of the Franklin Buy-out, (a) MRD shall assign to Lakes a 65% equity interest in the profits, losses and distributions of Net Cash Flows (as defined in Section 9) of each of the Project Companies (with the other rights set forth in Sections 8, 9 and 10), in partial satisfaction of MRD's obligations to pay principal to Lakes under the Cloverdale Premium Loan, which satisfaction shall be in an amount equal to 50% of the Premium ultimately payable to Franklin and allocable to the Cloverdale Project; (b) MRD shall contribute its right, title and interest (if any) in any Project Assets not held by the Project Companies to the capital of the Project Company involved in the Project that relates to such Project Assets;
(c) MRD shall retain a 35% equity interest in the profits, losses and distributions of Net Cash Flows of each of the Project Companies (with the other rights set forth in Sections 8, 9, 10 and 12); (d) Lakes and MRD shall adopt the Project Company Documents with respect to each Project Company pursuant to
Section 6; and (e) the Project Companies shall assume the Buy-out Reimbursement Loan pursuant to Section 5.

8. MANAGEMENT. Lakes and MRD shall each have a 50% voting interest with respect to each Project Company. Lakes and MRD, or their designated representatives, will each have an equal vote on key decisions that must be made with respect to each Project Company. In the event that the parties cannot reach agreement on a key decision, the parties agree to mediate the dispute as set forth in Section 21, and if resolution still cannot be reached, to arbitrate the dispute as set forth in Section 22. Both parties shall make every reasonable effort to capitalize on the other's expertise in the operation of each Project Company and in the development of the Projects.

9. ALLOCATION OF PROFITS AND DISTRIBUTION OF NET CASH FLOWS. In consideration of the Buy-out Reimbursement Loan, the release by Lakes of 50% of the principal balance otherwise payable by MRD under the Cloverdale Premium Loan, and Lakes' future assistance in the planning, development and start-up of each Project, Lakes shall receive a 65% interest in the profits and Net Cash Flows (as defined below) of each Project Company. For MRD's efforts prior to this

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date in securing the Projects, for MRD's purchase of the equity interests in the
Project Companies, and for MRD's future management of the Projects, MRD shall receive the remaining 35% interest in the profits and Net Cash Flows of each Project Company.

"Net Cash Flows" with respect to a Project Company are defined as: gross variable and fixed lease fees (as defined in the Project Contracts) received by the Project Company, plus loan payments and all other fees, amounts and payments received by the Project Company from the applicable Tribe under the Project Contract or otherwise with respect to the Project, less Overhead Fees described in Section 10, Project Manager Costs described in Section 11, franchise fees, third party financing costs and payments of amortized amounts due Lakes on the Project Development Loan and that portion of the Buy-out Reimbursement Loan assumed by the Project Company. Attached hereto as Exhibit H and hereby incorporated herein is an example showing the determination of Net Cash Flows for the first 12 months of the each Project.

10. OVERHEAD FEES. MRD and Lakes shall each receive an aggregate amount of $80,000 each month (the "Overhead Fees"), which shall be paid from and allocated between the two Project Companies as the parties may agree, to cover their respective overhead expenses during the entire period in which any Project Contract remains in effect with a Tribe. If the parties do not agree otherwise, Overhead Fees shall be allocated equally between each Project Company in existence at the time of payment. Except as otherwise set forth below, Overhead Fees shall be paid before Project Manager Costs described in Section 11, payments by the Project Companies of the Project Development Loans and Buy-out Reimbursement Loan and any distributions of Net Cash Flows.

Payment of the Overhead Fees shall commence as of the date this Agreement is executed by the parties and continue on the first day of every month thereafter until both Project Contracts terminate. In the event that the Project Companies have not been formed by that commencement date, and until they are formed, Lakes shall make the Overhead Fee payments on behalf of the Project Companies pursuant to Section 17. Any amounts paid by Lakes pursuant to this sentence shall be added to the Buy-out Reimbursement Loan to be assumed by the Project Companies.

During the first six (6) consecutive months after commencement of payment of the Overhead Fees, if the Net Cash Flows are insufficient to pay the entire Overhead Fees for both Lakes and MRD, MRD's fees shall be paid first, and any difference between such Net Cash Flows and MRD's Overhead Fees shall be paid by Lakes and added to the Buy-out Reimbursement Loan or, if applicable, the Project Development Loan for each Project. If, after the first six (6) months, Net Cash Flows are insufficient to pay all of the Overhead Fees in any given month, the Overhead Fees payable to each of Lakes and MRD shall be limited to a partial payment that is the greater of $30,000 or the available Net Cash Flow from both Project Companies, with the remainder of the unpaid Overhead Fees for that month to be forfeited. Notwithstanding the foregoing, upon the occurrence of any payment default under the Cloverdale Premium Loan, Buy-out Reimbursement Loan or any Project Development Loan, any Overhead Fees or other amounts thereafter payable to MRD by the Project Companies shall be paid to Lakes as payment on such loans until the payment defaults have been cured.

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Payment of Lakes' Overhead Fees shall commence at the same time as those due
MRD. Lakes' Overhead Fees shall be paid after all Overhead Fees due to MRD are paid and to the extent that Net Cash Flows are available. All unpaid Overhead Fees due Lakes shall be paid before any further distributions of Net Cash Flows are made.

11. BUDGETS, PROJECT MANAGER COSTS AND CASH FLOW PROJECTIONS. MRD represents and warrants to Lakes that attached hereto as Exhibit I are construction, development and equipment budgets for each Project; that such budgets contain MRD's best estimate, as of the date of this Agreement, of all costs and expenses necessary to develop, construct, equip and open each of the Projects; and that MRD is not aware of any other costs or expenses except as expressly set forth therein.

MRD represents and warrants to Lakes that MRD has included in the budgets for each Project certain Project costs payable to parties independent of MRD or Lakes, including a full-time on-site lender representative for each Project (who will be an employee of the Project Companies), rent for office space, third party consulting fees and other overhead payable to such independent third parties and directly related to each Project, as more specifically described on Exhibits J and K attached hereto (the "Project Manager Costs"), which contain MRD's best estimates of such costs as of the date of this Agreement. The Project Manager Costs, subject to the approval of Lakes as to the amount thereof, shall be initially paid by advances from Lakes under the Project Development Loans until Tribal loan payments or any lease fees are received from each Project.

MRD also represents and warrants to Lakes that attached hereto as Exhibit L are MRD's most recent projections for the gross cash flows and Net Cash Flows with respect to each of the Projects, which projections contain MRD's best estimate of all such amounts; and MRD is not aware of any other revenues or related costs and expenses necessary to complete the Projects, except as expressly set forth therein and in the related Project Manager Costs budgets also attached hereto as Exhibits J and K.

12. BONUS PAYMENT TO MRD ON OPENING OF GAMING FACILITIES. Lakes agrees to pay MRD certain bonus payments as follows: (a) $500,000 after the opening of the temporary facility for the Cloverdale Project; and (b) $1,000,000 after the opening of the permanent casino for each Project. These bonus payments shall be paid only from Lake's share of Net Cash Flows from the Project Company that opened the gaming facility, after any portion of such share that must be paid to Franklin with respect to the Premium. If Net Cash Flows of a Project Company are insufficient to pay the entire bonus amount, the unpaid balance shall be paid from the share of Net Cash Flows payable to Lakes from that Project Company in subsequent months.

13. THIRD PARTY DEBT FINANCING AND NIGC APPROVAL OF CLOVERDALE. Lakes and MRD shall cooperate fully to negotiate and secure third party debt financing for each of the Projects (a) in such amounts as they may mutually agree in good faith are required, and (b) on such terms as they may mutually accept in good faith, which acceptance shall not be unreasonably withheld or conditioned or unduly delayed.

If such financing cannot be obtained on mutually acceptable terms for a specific Project, or the

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NIGC or the BIA shall have determined at any time that Class III Indian Gaming
(as defined in IGRA) cannot be lawfully conducted pursuant to IGRA at the proposed location of the Cloverdale Project's casino on land being leased from an individual member of the Cloverdale Tribe, then in either case Lakes shall have the option, in its sole discretion, to cease further funding of that Project, cause the liquidation of the Project Company responsible for that Project, accelerate payment of the Buy-out Reimbursement Loan and Project Development Loan applicable to that Project and, if the Project is the Cloverdale Project, accelerate payment of the Cloverdale Premium Loan.

The parties agree and understand that Lakes' shall subordinate its security interests in the Project Assets (excluding any other MRD Collateral), which secure the various loans to be made pursuant to this Agreement, to the rights of any senior third party lenders if so required by any such lender; provided, however, that such subordination is upon such terms that are reasonably acceptable to Lakes.

If Lakes ceases funding and causes the liquidation of any Project Company pursuant to this Section 13 (a "Terminated Project Company"), neither MRD nor any of its affiliates shall thereafter be involved, directly or indirectly, as developers, managers, financiers, consultants or otherwise, with respect to any gaming activities (a "New Project") of the Tribe involved in the Project that had been assigned to the Terminated Project Company, unless Lakes is offered the first right of refusal to participate in such New Project on terms and conditions similar to those provided in this Agreement, or other terms and conditions as are offered to any proposed third party investor with MRD in the New Project. If Lakes does not exercise such right of first refusal, MRD shall, upon or before entering into any contract to develop a New Project with that Tribe, cause the repayment in full of any unpaid balance on each of the following loans made by Lakes: (a) that portion of the Buy-out Reimbursement Loan due from the Terminated Project Company, (b) the Project Development Loan made to the Terminated Project and (c) if the Terminated Project Company was responsible for the Cloverdale Project, the Cloverdale Premium Loan.

14. TIMING. Time is of the essence in completing the transactions that are the subject of this Agreement. The parties agree to fully cooperate and to use their best efforts to obtain all necessary consents of the Tribes to the transfer of ownership of the Project Companies, to acquire the Project Companies, complete the Project Company Documents and re-organize the Project Companies no later than August 31, 2000, or such additional time as may be reasonably required to meet scheduling requirements for each of the Tribes to give its consent to the involvement of Lakes hereunder, in lieu of Franklin and United.

15. CONFIDENTIALITY OF NEGOTIATIONS. Lakes and MRD agree to keep the fact of their discussions and negotiations confidential until otherwise mutually agreed in writing or unless in the reasonable opinion of counsel to Lakes disclosure is required under any applicable securities laws or under the applicable rules of the NASDAQ market system or any other listing or stock exchange.

16. REPRESENTATIONS AND WARRANTIES OF MRD. MRD represents and warrants to Lakes that the statements contained in this Section 16 are correct as of the date of this Agreement and will be correct and complete as of the date on which each of the Project Companies has assumed its share of the Buy-out Reimbursement Loan (the "Closing Date"), as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 16, except as otherwise set forth in the disclosure schedule delivered by MRD to Lakes on the date hereof and attached hereto (the "MRD Disclosure Schedule"). The MRD Disclosure Schedule will be arranged in Sections and paragraphs corresponding to the numbered and lettered Sections and paragraphs contained in this Agreement.

         (a) Organization and Good Standing of MRD. MRD is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority to carry on the business described in paragraph A of the Preliminary Statement (the "Business") and to own any Project Assets it now owns, the equity interests in the Project Companies to be acquired hereunder, and any other properties it owns. MRD is owned by Matthew R. Daly, a resident of the State of Nevada, and Robert Daly, a resident of the State of Minnesota; and is duly authorized to conduct the Business and is in good standing under the laws of each jurisdiction where such qualification is required, except to the extent that the failure to do so would not have a material adverse effect on MRD. MRD has full corporate power and authority and all licenses, permits, and other governmental authorizations necessary to carry on the Business and to own an equity interest in the Project Companies, except to the extent that the failure to do so would not have a Material Adverse Effect with respect to MRD or either of the Project Companies. All licenses and permits held by MRD and material to the Business, the Project Assets or either of the Project Companies are valid and in full force and effect and no proceedings which could result in the termination or impairment of any such license or permit are pending or, to the knowledge of MRD, threatened. Except as set forth in Section 16(a) of the MRD Disclosure Schedule, neither MRD nor any of the Project Companies is not in violation of, nor has MRD received any notice of any violation of, nor does any state of facts exist that could reasonably be expected to lead to a penalty or termination of, any license or permit which could reasonably be expected to have a material adverse effect on the Business, the Project Assets, either of the Project Companies or any other MRD Collateral.

         (b) Authorization of Transaction. MRD has the legal power, authority and capacity to execute and deliver this Agreement, and the agreements and instruments to be executed and delivered by MRD in connection herewith, and to perform its obligations hereunder and thereunder. This Agreement has been, and the agreements and instruments to be executed and delivered by MRD in connection herewith will be, on or prior to the Closing Date, duly executed and delivered, and constitute or upon execution and delivery will constitute the valid and legally binding obligations, of MRD, enforceable in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. No authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of MRD with Lakes, United or

Franklin, except those forth in Section 16(b) of the MRD Disclosure Schedule, which shall be obtained by MRD on or prior to the Closing Date, except to the extent that the failure to do so would not have a material adverse effect with respect to the Business, the Project Assets, either of the Project Companies or any other MRD Collateral.

         (c) Non-contravention; Defaults. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) assuming the receipt of all required regulatory approvals referred to in Section 16(b), violate any constitution, statute, regulation or rule; (ii) to the knowledge of MRD, violate any injunction, judgment, order, decree, ruling or other restriction of any government, governmental agency, or court to which MRD or either of the Project Companies is subject; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license or instrument to which MRD or either Project Company is a party or by which MRD or either Project Company is bound or to which any Project Assets, either of the Project Companies or any other MRD Collateral are subject, except for any such matter that would not have a material adverse effect with respect to MRD, any Project Assets, either of the Project Companies or any other MRD Collateral. There is no pending or, to the knowledge of MRD, threatened action, suit, claim, proceeding, inquiry or investigation before or by any governmental authority against or affecting MRD or either of the Project Companies, involving or to restrain or prevent the consummation of the transactions contemplated by this Agreement, that might reasonably be expected to materially and adversely affect the right of MRD or Lakes to acquire either of the Project Companies or the rights of the Project Companies to own the Project Assets, the right of MRD to acquire or own an equity interest in the Project Companies or any other MRD Collateral, the right of MRD to operate the Business or the rights of the Project Companies to utilize the Development Rights and perform the Project Contracts in substantially the manner in which they are currently utilized or performed or contemplated to be utilized or performed under this Agreement or the Project Contracts.

         (d) Title to MRD Collateral. Except as shown in Section 16(d) of the MRD Disclosure Schedule, MRD is the true and lawful owner of the Project Assets held in its name on the date of this Agreement and, immediately after MRD acquires the Project Companies in the Franklin Buy-out, and before Lakes acquires its equity interest in the Project Companies, MRD will be true and lawful owner of all of the equity of the Project Companies and any other Project Assets held by MRD. If and when MRD acquires the Project Companies in the Franklin Buy-out, (i) MRD will then have all necessary power and authority to assign an equity interest in the Project Companies to Lakes (to the extent provided hereunder), free and clear of any taxes, security interests, contracts, commitments, equities, claims and demands (other than the rights of the Tribes under the Project Contracts); (ii) MRD will transfer to Lakes good title to the equity interest in the Project Companies specified in Section 7, free and clear of any security interests, contracts, commitments, equities, claims and demands (other than the rights of the Tribes under the Project Contracts; (iii) MRD will transfer to the Project Companies its remaining interest (if any) in the Project Assets, free and clear of any security interests, contracts, commitments, equities, claims and demands (other than the rights of the Tribes under the Project Contracts);

and (iv) MRD will grant to Lakes a security interest in all of the MRD Collateral, free and clear of any security interests, contracts, commitments, equities, claims and demands (other than the rights of the Tribes under the Project Contracts), except as otherwise expressly provided in Section 5.

         (e) Financial Statements. Attached hereto as part of Exhibit M are the unaudited balance sheet and income statements for MRD and each of the Project Companies (the "Financial Statements") as of and for the six (6) months ended June 30, 2000 (the "Most Recent Fiscal Month End"). The Financial Statements (excluding any notes) are true, correct and complete, have been prepared in accordance with GAAP (except with regard to notes) applied on a consistent basis throughout the period covered thereby, and present fairly the financial condition of MRD or the respective Project Company as of such date and the results of its operations for such period, and is consistent with its books and records (which books and records are correct and complete). Except as shown in
Section 13(e) of the MRD Disclosure Schedule, since the Most Recent Fiscal Month End, there has not been any event or occurrence that could reasonably be expected to result in a material adverse effect on the Business. The Project Assets or either of the Project Companies.

         (f) Undisclosed Liabilities. Except as shown in Section 16(f) to the MRD Disclosure Schedule (which shall include all existing liabilities of the Project Companies and MRD under the Project Contracts), MRD does not have any material liabilities with respect to the Business and the Project Companies do not have any material liabilities other than their respective obligations for future performance under the Project Contracts; and, to the knowledge of MRD there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against MRD or either Project Company giving rise to any liability, except for (i) liabilities set forth on the balance sheets contained in the Financial Statements and (ii) liabilities that have arisen after the Most Recent Fiscal Month End in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any material breach of contract, breach of warranty, tort, infringement, or violation of law.

         (g) Legal Compliance. Except as shown in Section 16() of the MRD Disclosure Schedule, neither of the Project Companies nor MRD (with respect to its Business), (i) has complied in all material respects with all applicable gaming laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof); (ii) has had any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice filed or commenced against it alleging any failure so to comply and, to the knowledge of MRD, no such actions have been threatened, or (iii) is subject to or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any governmental entity.

         (h) Tax Matters. Except as described in Section 16(h) of the MRD Disclosure Schedule, MRD and each of the Project Companies has timely and properly filed all federal, state, local and foreign Tax returns and reports and forms that it is or has been required to file, either on its own behalf or on behalf of its employees or other persons or entities, including but not limited to income, profits, franchise, sales, use, occupation, property, excise, ad valorem and payroll (including employee taxes withheld) taxes ("Taxes" or each a "Tax"), all such returns, reports and forms being true and complete in all material respects; and has paid all material Taxes, including penalties and interest, if any, that have become due pursuant to such returns or reports or forms or pursuant to assessments received by MRD or a Project Company. No Tax deficiencies have been determined nor, to MRD's knowledge, proposed tax assessments charged against MRD or either of the Project Companies and, to MRD's knowledge, there exists no basis for any such deficiencies. No Internal Revenue Service or other governmental Tax authority audit of MRD or either of the Project Companies is pending nor, to MRD's knowledge, threatened against MRD, any of its subsidiaries or either of the Project Companies; and the results of any completed Tax audits of such entities are properly reflected in the Financial Statements. Neither MRD nor any of the Project Companies has granted any extension to any Tax authority of the limitation period during which any Tax Liability may be asserted.

         (i) Project Contracts. Except as described in Section 16(i) of the MRD Disclosure Schedule, with respect to each of the Project Contracts, (i) such contract is legal, valid, binding, enforceable and in full force and effect;
(ii) such contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to the receipt of any consent required to assign equity interests in the Project Companies or merge them into Minnesota limited liability companies; (iii) neither MRD nor any of the Project Companies is, nor to MRD's knowledge is any other party to such contract, in breach or default; nor, to MRD's knowledge has any event occurred that, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder; (iv) to MRD's knowledge no party to such contract has repudiated any provision thereof; (v) to MRD's knowledge there are no disputes, oral agreements, or forbearance programs in effect as to such contract; (vii) neither MRD nor the Project Company holding such contract has assigned, transferred, conveyed, mortgaged, deeded in trust, nor encumbered any interest in such contract; and (viii) such contract has received all approvals of governmental authorities (including licenses and permits) required to be obtained by MRD, the Project Company holding such Contract or any Tribe in connection with the performance thereof; and has been performed by MRD and the Project Company holding such contract in accordance therewith and with applicable laws, rules, and regulations, except where any failure to do so would not result in any material adverse effect with result to MRD, either of the Project Companies, any of the Project Assets or any other MRD Collateral.

         (j) Commitments. Except as set forth in Section 16(j) of the MRD Disclosure Schedule or in the Financial Statements, with respect to the Business, the Project Assets, either of the Project Company or any other MRD Collateral, MRD has not entered into nor is any of the MRD Collateral or MRD's Business or the business or any Project Assets of either of the Project Companies bound by, whether or not in writing, any: (i) partnership or joint venture agreement; (ii) deed of trust or other security agreement; (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond; (iv) employment, consulting or compensation agreement or arrangement, including agreements arising as a result of the election or retention in office of any director or officer; (v) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent to another;
(vi) any agreement relating to any matter or transaction in which an interest is held by a person or entity which is an "affiliate" of MRD as that term is defined in Rule 144(a)(i) under the Securities Act of 1933, as amended, or any "associate" of any such affiliate as that term is defined in Regulation 14A of the general rules and regulations under the Securities Exchange Act of 1934, as amended; (vii) any contract containing non-competition covenants that would affect the Business, any of the Project Assets or either of the Project Companies; or (viii) any other agreement or commitment not made in the ordinary course of business or that would have a materially adverse effect on or is otherwise material to the Business or the financial condition of MRD or either of the Project Companies (all of the foregoing are hereinafter collectively referred to as the "Commitments").

         True, correct and complete copies of the written Commitments, and true, correct and complete written descriptions of the oral Commitments, have heretofore been delivered to Lakes. There are no existing defaults, events of default or events, occurrences or acts that, with the giving of notice or lapse of time or both, would constitute defaults by MRD or either of the Project Companies or, to the knowledge of MRD any other party thereto; and no penalties have been incurred by MRD or either of the Project Companies (or, to the knowledge of MRD by any other person), nor to the knowledge of MRD are any amendments pending with respect to the Commitments, except as described in
Section 16(j) of the MRD Disclosure Schedule or in the Financial Statements. The Commitments are in full force and effect and are valid and enforceable obligations of MRD or a Project Company (as applicable) and, to the knowledge of MRD the other parties thereto, in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally; and to the knowledge of MRD no defenses, off-sets or counterclaims have been asserted, or may be made by any party thereto; nor has MRD or either of the Project Companies waived any rights thereunder, except as described in Section 16(j) of the MRD Disclosure
Schedule.

Except as contemplated herein, MRD has no knowledge of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any material Commitment or agreement, or of any fact that would justify the exercise of such a right. Except as described in Section 16(j) of the MRD Disclosure Schedule, MRD does not currently contemplate, nor have any knowledge that any other person or entity currently contemplates, any amendment or change to any Commitment.

         (k) Insurance. MRD is not required to maintain any insurance at the present time pursuant to any Project Contract or other Commitment. Any Project Assets owned by MRD are not insured. Each of the Project Companies currently maintains all insurance it is required to maintain pursuant to its Project Contracts, and such other liability and property insurance as is reasonably necessary to protect its insurable interests.

         (l) Litigation. Except as set forth in Section 16(l) of the MRD Disclosure

Schedule or claims for which MRD or a Project Company is fully insured, with respect to the Project Companies, any other MRD Collateral and the Business, neither MRD nor either of the Project Companies is: (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge naming MRD or a Project Company; or (ii) a party or, to the knowledge of MRD threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 16(l) of the MRD Disclosure Schedule, if any, could reasonably be expected to result in any material adverse effect on MRD, its Business, either of the Project Companies or any other MRD Collateral.

         (m) Books of Account. The books of account of MRD and each of the Project Companies have been kept accurately in all material respects and in the ordinary course of business. In all material respects, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets (and, to the knowledge of MRD) all liabilities of MRD and each of the Project Companies have been properly recorded in its respective books.

         (n) Disclosure. All information that is described herein or in the MRD Disclosure Schedule and has been furnished to Lakes by MRD in connection herewith, is true, correct and complete in all material respects. The representations and warranties contained in this Section 16 and the information in the MRD Disclosure Schedule do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 16 and the MRD Disclosure Schedule not misleading.

17. COMMENCEMENT OF FUNDING/ADDITIONAL TRANSACTION DOCUMENTS. Upon (a) execution of this Agreement; (b) the execution of the letter agreement between MRD and Franklin attached hereto as Exhibit A, as described in Section 1; and (c) the execution by MRD of loan agreements, security agreements and promissory notes for funds to be advanced pursuant to this paragraph, Lakes shall begin funding Overhead Fees due MRD and advances to the Tribes and MRD (including reimbursement of MRD for past advances) for expenses of the Projects (except for money to be paid to Franklin for the Cloverdale Premium and for reimbursement of Franklin's costs), to the extent actually needed to meet payment obligations to the Tribes or governmental authorities under the Project Contracts, irrespective of whether any other documents have been completed for this transaction; provided, however, at the time of each such requested advance: (i) no event of default, material breach or material misrepresentation by MRD under this Agreement or any related document or agreement shall be in existence; (ii) MRD shall provide to Lakes a written summary of the types and amounts of costs to be paid therefrom, together with copies of any related invoices and other documents as may be requested by Lakes;
(iii) the maximum aggregate amount of all such advances shall not exceed $1,000,000; and (iv) no such advance under this paragraph shall be made after August 31, 2000. Any such advances shall be added to and included in the Buy-out Reimbursement Loan and, upon completion of the Franklin Buy-out, shall be assumed by the Project Company that receives the benefit of such advance.

Following August 31, 2000, Lakes' obligation to continue to advance funds pursuant to the previous sentence, and MRD's obligations to manage the Projects pursuant to this Agreement are subject to the satisfaction of the following conditions and, in the case of documentary conditions, such documents shall each be in form and substance reasonably acceptable to Lakes and MRD: (1) the completion of the Franklin Buy-out by MRD in accordance with the requirements of this Agreement, including any necessary consent of the Tribes; (2) the assignment by MRD of equity interests in the Project Companies to Lakes, as provided herein; (3) the execution (and filing with government authorities, as required by law) of appropriate Project Company Documents acceptable to the parties with respect to each Project Company, embodying the material terms of this Agreement and standard and customary provisions, including without limitation equity transfer restrictions, rights of first refusal and equity redemption provisions to take effect in the event of a member's withdrawal and other events, generally for fair market value (except as otherwise provided in Section 20), as determined pursuant to a reasonable mechanism absent agreement of the parties, by taking into account all relevant facts including the present value of the affected member's share of future Net Cash Flows from each Project for the remaining term of the Project Contracts; (4) the execution by each Project Company of loan agreements, promissory notes and security agreements reasonably acceptable to the parties, providing for the Project Development Loans and its assumption of the applicable portion of the Buy-out Reimbursement Loan; and (5) the execution by the parties and the Project Companies of such additional documents as the parties mutually agree are reasonably necessary to accomplish the objectives of this Agreement (all of the documents described in this paragraph being hereinafter collectively referred to as the "Additional Transaction Documents"). Upon the execution of this Agreement, the parties agree to promptly negotiate in good faith and enter into the Additional Transaction Documents.

From the date of this Agreement, and until this Agreement is terminated or the Franklin Buyout is completed and the Project Companies have become obligated to repay the Buy-out Reimbursement Loan and the Project Development Loan, (a) MRD shall continue to act as the manager of each Project Company, to work with the Tribes and to perform all of the obligations of the developer and lender under the Project Contracts; provided, however, that all of such actions of MRD during such period shall be subject to the approval of Lakes as if Lakes were a member of each of the Project Companies under the Project Company Documents; and (b) MRD shall remain liable for repayment of all funds advanced by Lakes to MRD under the first paragraph of this Section 17, and shall remain liable for such repayment even if this Agreement is terminated and the Franklin Buy-out does not occur.

18. MRD EVENT OF DEFAULT; TERMINATION OF MRD FROM PROJECTS. The occurrence of any of the following events shall be considered an "MRD Event of Default" under this Agreement: (a) loss by MRD or Matthew R. Daly ("Daly") of any gaming license for any Project, if such license is not reinstated following the exhaustion of all legal remedies; (b) the conviction of MRD or Daly of criminal misconduct directly related to gaming activities or related to MRD's relationship with Lakes or the any of the Tribes; (c) the death, resignation or disability of Daly or any other key employee of MRD to the extent such death, resignation or disability prevents MRD from performing its day-to-day Project management duties and obligations under this Agreement, the Project Company Documents of either of the Project Companies or any Project Contract; and, if such key employee is not Daly, he or she is not replaced within sixty (60) days following the event in question; (d ) intentional misconduct of Daly or MRD that unreasonably threatens or jeopardizes the continued payment or performance by any Tribe of its obligations under its agreements with the applicable Project Company, if such misconduct is not cured, before or following written notice from Lakes, within thirty (30) days or such lesser time as may be necessary to avoid any interruption of such continued payments or performance by any Tribe (the "MRD Cure Period"); (e) any fraud or dishonesty of MRD or Daly with respect to either of the Projects or either of the Project Companies that does or reasonably could be expected to have a material adverse effect on such Project Company or Project; (f) a material breach of this Agreement or the Project Company Documents of either Project Company by MRD that does or reasonably could be expected to deprive Lakes of a significant benefit under this Agreement or such Project Company Documents, if such breach is not cured before the end of the MRD Cure period; or (g) the substantial failure or refusal by MRD to perform any of its obligations under this Agreement or its management obligations under the Project Company Documents of either Project Company if such failure or refusal has or reasonably could be expected to have a material adverse effect on Lakes or any Project, or is or reasonably could be expected to constitute a material breach of any agreement to which any Project Company is a party, and such refusal or failure is not cured before the end of the MRD Cure Period.

Within sixty (60) days following the occurrence of an MRD Event of Default, Lakes, notwithstanding any other provision of this Agreement, any related loan documents, any Project Company Documents with respect to a Project Company, or any Additional Transaction Documents, may unilaterally terminate this Agreement and, if MRD and Lakes have become members of the Project Companies, may also unilaterally terminate the management positions of MRD and its representatives with respect to either or both of the Project Companies, by giving MRD a written notice of such MRD Event of Default; and may thereafter proceed to redeem MRD's equity interests in either or both of the Project Companies under Section 20. No termination of this Agreement by Lakes shall release MRD or the Project Companies of their respective obligations to repay any loans made to them by Lakes.

19. LAKES EVENT OF DEFAULT; TERMINATION OF LAKES FROM PROJECTS. The occurrence of any of the following events shall be considered a "Lakes Event of Default" under this Agreement: (a) any failure by Lakes to provide any material amount of funding under any of its lending commitments under this Agreement if such failure is not cured, before or following written notice from MRD, within either thirty (30) days or such lesser time as may be necessary to prevent MRD or any of the Project Companies from defaulting in any material financial obligation that was to have been met with such funding (the "Lakes Cure Period"); (b) the conviction of Lakes of criminal misconduct directly relating to gaming activities or related to Lakes' relationship with MRD; (c) intentional misconduct of Lakes that unreasonably threatens or jeopardizes the continued payment by the Tribes of their respective obligations under their agreements with each Project Company, if such misconduct is not cured before the end of the Lakes Cure Period; or (d) a material breach by Lakes of this Agreement or the Project Company Documents of either Project Company that deprives MRD of a significant benefit under this Agreement or such Project Company Documents, if such breach is not cured before the end of the Lakes Cure Period.

Within sixty (60) days following the occurrence of a Lakes Event of Default, MRD may cause unilaterally terminate this Agreement and, if Lakes has advanced any funds to MRD and/or the Project Companies, MRD and the Project Companies may also suspend any payment obligations to Lakes until MRD obtains an alternate investor to replace Lakes, by giving Lakes a written notice of such Lakes Event of Default; provided, however, that if an alternative investor has not been found within ninety (90) days, Lakes may require the suspended payments to recommence until such time as MRD obtains an alternative investor to replace Lakes. If MRD exercises its option to suspend such payments, and does not elect to terminate this Agreement, MRD shall not relieve Lakes of any obligation to continue providing any previously agreed funding during that period, unless and until MRD notifies Lakes that it has obtained an alternate investor. Once MRD obtains an alternate investor, MRD shall terminate this Agreement (if not previously terminated) and relieve Lakes of any further financing obligations, and MRD shall, at its option, either prepay Lakes the unpaid balance on any or all outstanding notes for prior financing to MRD and the Project Companies hereunder, or bring current all payments owed to Lakes with respect to such financing, and continue meeting those obligations in accordance with the terms of the note obligations to Lakes. No termination of this Agreement by MRD shall release MRD or the Project Companies of their respective obligations to repay any loans made to them by Lakes.

20. REDEMPTION OF PROJECT COMPANY EQUITY IN CERTAIN EVENTS. In the event Lakes and MRD have become equity members of the Project Companies, and either (a) Lakes exercises its option under Section 18 to terminate this Agreement and relieve MRD of its management duties with respect to one or both of the Project Companies, or (b) MRD exercises its option under Section 19 to replace Lakes as financier for the Projects, then either party shall have the right to require the Project Companies to redeem the equity interests of the terminated party in the Project Companies. The terms of such redemption, including the manner of calculating the redemption price, shall be mutually agreed and incorporated into the Project Company Documents for the Project Companies, and shall limit the redemption price due to an MRD Event of Default or Lakes Event of Default (other than a person's death or disability), as applicable, to the terminated party's capital account balance in each Project Company, less any actual damages (not including any consequential or punitive damages) due to such default. If MRD's equity interests in the Project Companies are being redeemed solely as the result of the death or disability of Daly or another key employee of MRD, the redemption price shall be based on the fair market value of such equity interests, determined pursuant to the Project Company Documents in accordance with the standards set forth in the second paragraph of Section 17.

In the event of any redemption of the equity interest of MRD in either or both of the Project Companies, pursuant to this Section 20 or otherwise, Lakes will be entitled to cause each Project Company to offset against the redemption price any amount remaining due Lakes from MRD with respect to the Cloverdale Premium Loan.

MRD acknowledges that the primary business of Lakes and certain of its affiliates is the operation and management of gaming facilities; and that Lakes and certain of its affiliates must obtain and maintain in effect various approvals, findings of suitability, licenses, permits and registrations (collectively "Gaming Licenses") from various gaming authorities. Likewise, Lakes recognizes that MRD and certain of its affiliates may be subject to similar regulations. The remaining provisions of this Section 20, as they apply to MRD, its owners and each of their affiliates other than Lakes or any of its affiliates (a "Non-Lakes Party"), shall also apply in the same manner to any other successor to MRD that is a Non-Lakes Party. The remaining provisions of this Section 20, as they apply to Lakes, its officers and directors and each of their affiliates, other than MRD or any of its affiliates (a "Non-MRD Party"), shall also apply in the same manner to any other successor to Lakes that is Non-MRD Party.

If (a) any Non-Lakes Party or any of its affiliates, or any other individual or entity who directly or indirectly owns or has any interest in a Non-Lakes Party or is otherwise affiliated with a Non-Lakes Party, is found by any gaming authority with competent jurisdiction to be unsuitable or unqualified to be associated with Lakes or any affiliate of Lakes; or (b) Lakes determines in good faith that the continued association of Lakes with the Non-Lakes Party may reasonably be expected to result in (i) the disapproval, adverse modification or non-renewal of any contract or agreement under which Lakes or any subsidiary or other affiliate of Lakes has sole or shared authority to manage any gaming facility; or (ii) the loss or non-reinstatement of any Gaming License, then Lakes shall give the Non-Lakes Party written notice of such finding or determination. Such notice shall describe the situation or relationship that is the basis for such finding or determination.

Such Non-Lakes Party shall, promptly after its receipt of the written notice from Lakes specifying such finding or determination, take all actions required to terminate or discontinue or otherwise cure, to the satisfaction of Lakes and any gaming authority having jurisdiction over Lakes or any affiliate of Lakes, the situation or relationship described in the notice given by Lakes. If, within thirty (30) days after such Non-Lakes Party's receipt of the notice given by Lakes (or such shorter period of time as may be required or requested by any gaming authority), such Non-Lakes Party fails or is unable to take such actions to the satisfaction of Lakes and any gaming authority having jurisdiction, such Non-Lakes Party may at any time within such period give Lakes written notice of such failure or inability or, if such Non-Lakes Party has not already given such notice, Lakes may at the end of such period give a notice of such failure or inability to such Non-Lakes Party and each of the Project Companies in which such Non-Lakes Party has any interest. In the event any notice of such failure or inability is given (whether or not on a timely basis), then each Project Company shall then have the right and option to purchase such Non-Lakes Party's entire interest in the Project at a redemption price based upon the fair market value of such interest, as determined pursuant to the applicable Project Company Documents or, if applicable, pursuant to the first paragraph of this Section 20; and, if a Project Company does not exercise such option, Lakes shall have the right and option to purchase such interest at the same price available to the Project Company.

All of the foregoing provisions regarding any Non-Lakes Party shall also apply to any Non-MRD Party, and MRD shall have the same rights as Lakes with respect to determinations relating to, and actions resulting from, conduct and activities of a Non-MRD Party.

21. MEDIATION. Except with respect to matters for which either party believes it necessary to seek equitable relief permitted under a written agreement, or otherwise to prevent irreparable harm to such party, each party agrees to enter into mediation of all disputes involving this Agreement or any aspect of their relationship, for a minimum of four (4) hours, prior to the initiation of any legal action or claim against the other. Upon written notice by either party to the other of the initiating party's desire to mediate, the party receiving the notice shall select an independent entity that provides mediation services to select a mediator in the proceeding. The mediator selected must have knowledge and experience of gaming activities, and must have at least ten (10) years' experience in real estate development and financing matters. If the party receiving the notice of intent to mediate does not provide the name of such an organization within ten (10) days from the date the notice of intention to mediate is received, then the other party may forego mediation of the issue(s) and commence legal action or, at its option, select the organization to provide mediation services. If one party selects an organization that is unwilling to serve as mediator, or cannot provide a mediator with the required expertise, then the other party may select the organization.

Once the organization is designated and agrees to accept the appointment as mediator, the organization shall be directed to schedule a mediation proceeding at a time mutually convenient to both parties. The mediation shall be held within thirty (30) days following receipt by the mediation organization of notification that its services shall be retained. If the parties cannot agree on a date for mediation, then the mediation organization shall select a date it believes is reasonable for the parties, given all of the alleged conflicts in dates. The parties shall equally share the cost of the mediator. The mediator shall select the location for the mediation, but unless otherwise agreeable to each party, the mediation shall take place at a site the mediator believes to be a neutral site in terms of its proximity to each party. If any default notice has been issued by either party, and such default is subject to cure before becoming an Event of Default on the part of such party, the period for cure shall be tolled until the mediation is complete if the request for mediation is made at least ten (10) days before such action or event shall become an Event of Default. Such tolling shall not, however, apply to any payments owed to third parties if the failure to make such payment would result in any significant penalties to any of the parties or either of the Project Companies.

22. CONFIDENTIAL ARBITRATION. Except with respect to matters for which either party believes it necessary to seek equitable relief permitted under a written agreement, any dispute arising directly or indirectly out of, pursuant to, or under this Agreement, and any other dispute between any of the parties hereto, however arising, which the parties are not able to resolve on their own or through mediation, shall be resolved by arbitration in Minneapolis, Minnesota, which arbitration shall be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect, except that (a) the question whether or not a dispute is arbitrable under this Agreement shall be a matter for binding arbitration by the arbitrators, such question shall not be determined by any court and, in determining any such question, all doubts shall be resolved in favor of arbitrability; (b) discovery shall be permitted in accordance with the Minnesota Rules of Civil Procedure, subject to supervision as to scope and appropriateness by the arbitrators; and (c) judgment on the award may be entered in any court of competent jurisdiction. All aspects of such arbitration shall be conducted in the strictest confidence, and each party agrees not to disclose any information concerning any dispute or arbitration hereunder to any person except as may be required by law or this Agreement.

23. INDEPENDENT CONTRACTORS. Each of the parties recognize that they are independent contractors vis-a-vis each other, and neither party shall be bound by any agreement, representation or warranty made by the other party except as is specifically contemplated by any of the agreements between the parties. Further, neither party shall have any responsibility or liability for any of the businesses of the other party.

24. REPRESENTATIONS OF LAKES. Lakes represents and warrants to MRD that the statements contained in this Section 24 are correct and complete, as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 24 except as otherwise set forth in the disclosure schedule delivered by Lakes to MRD on the date hereof and attached hereto (the "Lakes Disclosure Schedule"). The Lakes Disclosure Schedule will be arranged in Sections and paragraphs corresponding to the numbered and lettered Sections and paragraphs contained in this Agreement.

         (a) Organization of Lakes and Project Subsidiaries. Lakes is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Minnesota. Lakes is a wholly owned subsidiary of Lakes Gaming, Inc. Lakes has formed wholly owned limited liability companies under the laws of the State of Minnesota to perform its obligations under this Agreement with respect to each of the Projects and, as of the Closing Date, each such subsidiary will be duly organized, validly existing, and in good standing under the laws of the State of Minnesota (the "Lakes Subsidiaries").

         (b) Authorization of Transaction. Lakes has the legal power, authority and capacity to execute and deliver this Agreement, and the agreements and instruments to be executed and delivered by Lakes in connection herewith, and to perform its obligations hereunder and thereunder; and as of the Closing Date, each of the Lakes Subsidiaries will have such legal power, authority and capacity with respect to the Project Company in which it will invest. This Agreement has been, and the agreements and instruments to be executed and delivered by Lakes and the Lakes Subsidiaries in connection herewith will be, duly executed and delivered by Lakes and the Lakes Subsidiaries, and constitute or upon execution and delivery will constitute the valid and legally binding obligations of Lakes and the Lakes Subsidiaries, as applicable, enforceable in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Lakes need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         (c) Noncontravention; Defaults. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, or rule; (ii) violate any injunction, judgment, order, decree, ruling or other restriction of any government, governmental agency, or court to which Lakes or any of the Lakes Subsidiaries is subject or any provision of its charter or bylaws; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license or instrument to which Lakes or any of the Lakes Subsidiaries is a party or by which it is bound or to which any of its assets is subject.

         (d) Legal Compliance. Lakes (i) has complied in all material respects with all applicable gaming laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state and local governments (and all agencies thereof); (ii) has had no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice filed or commenced against it alleging any failure so to comply and, to the knowledge of Lakes, no such actions have been threatened, and
(iii) is not subject to or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any government entity that is likely to have a material adverse effect on Lakes' ability to consummate the transactions contemplated by this Agreement and to provide the financing required under this Agreement.

         (e) Capabilities. Except as disclosed in Section 24(e) of the Lakes Disclosure Schedule, Lakes is not subject to any actions, suits, proceedings, hearings or investigations, and is not subject to any other restrictions, either by nature of its contractual obligations or otherwise, that are likely to have a material adverse effect on Lakes' ability to consummate the transactions contemplated by this Agreement and to provide the financing required under this Agreement.

         (f) Due Diligence. Lakes represents and warrants that it has done extensive due diligence with respect to the Projects and their prospects, and is not relying upon any representation or warranty of MRD with respect to the potential gaming revenues, potential Net Cash Flows and projected expenses for any Project Company, except for the projections expressly required to be delivered by MRD to Lakes hereunder. Lakes further acknowledges that all projections prepared by MRD with respect to the Projects or their potential are only good faith estimates of what MRD believes to be practical, based on its present knowledge and the market studies for each Project commissioned by MRD from Urban Systems, Inc. (true and complete copies of which have been delivered to Lakes). Lakes acknowledges that it is relying upon its own evaluation of the potential for the Projects based upon its own experience in Indian gaming. Lakes further warrants that it has had adequate time to conduct its due diligence and to review all projections given to Lakes by MRD and believes those projections to be reasonable based on information available to Lakes.

25. INDEMNIFICATION. Each of the parties hereby indemnify and hold the other party, and its members, directors, officers, employees and agents (the "Indemnified Parties"), harmless, at all times against and with respect of any and all damages, costs, liabilities, losses, judgments, penalties, fines, expenses or other costs (including reasonable attorneys' fees, costs of defense and cost of collection) (collectively, "Losses") arising from or relating to (i) any breach by any party (the "Indemnifying Party") of any of its representations, warranties, covenants or agreements made in this Agreement or in any other agreement, document or instrument delivered by the Indemnifying Party in connection with this transaction, and (ii) any Losses the Indemnified Parties will suffer as a result of any other business activities of the Indemnifying Party unrelated to the Projects.

Any party asserting a right of indemnification provided for under this Agreement in respect of, or arising out of or involving a claim or demand made by an unrelated person, firm, governmental authority or entity against the Indemnified Parties (a "Third Party Claim") shall notify the Indemnifying Party in writing of the Third Party Claim, and shall furnish the Indemnifying Party with copies of any pleadings, correspondence or other documents relating thereto that are in the Indemnified Parties' possession from time to time. The Indemnifying Party shall then defend against, settle or compromise such Third Party Claim at the expense of such Indemnifying Party, except that the Indemnified Party shall have the right (but not the obligation) to participate in the defense of any such claim through counsel selected by it and at the Indemnifying Party's expense. The obligation to indemnify shall arise upon assertion of any Third Party Claim that, if proven to be correct, would result in an obligation on the part of the Indemnifying Party to indemnify the Indemnified Parties, even if either the Indemnifying Party or the Indemnified Parties dispute the merits of the claim.

For any indemnification other than a Third Party Claim, the Indemnified Parties shall provide to the Indemnifying Party a statement of the claim, stating the nature and basis of such claim. The Indemnified Parties shall, on request, provide all information and documentation reasonably necessary to support and verify any Losses which such person believes gives rise to a claim for indemnification and shall give the Indemnifying Party reasonable access to its books, records and personnel for the purpose of investigating and verifying any such claim.

MRD acknowledges and agrees that none of the terms and provisions of this
Section 25 (excluding the terms of the first paragraph of this Section 25) shall apply to the exercise of rights and remedies that Lakes shall have with respect to the enforcement and collection of the Project Development Loans, the Cloverdale Premium Loan or the Buy-out Reimbursement Loan under terms and provisions of this Agreement or any applicable promissory note or other related loan documents.

26.      GENERAL PROVISIONS.

         (a) Attorneys Fees and Other Costs. If any legal action, including arbitration, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, misrepresentation in connection with any of the provisions of this Agreement or the relationship between the parties, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other reasonable costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

         (b) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         (c) Assignability. Neither the rights nor the obligations of any party to this Agreement may be transferred or assigned without the consent of the other party. Either party may assign or pledge as security its economic rights under this Agreement or in a Project Company with the consent of the other party, which consent shall not be unreasonably withheld, conditioned, or unduly delayed. MRD expressly consents to Lakes assigning its rights and obligations to any of its wholly owned subsidiaries (which shall then be bound by all of the terms, conditions, guaranties and representations contained in this Agreement); provided, however, that Lakes shall retain the responsibility for providing all financing required under this Agreement, and shall guarantee the performance of any of its subsidiaries to which this Agreement may be assigned, with respect to the provision of such financing.

         (d) Benefit. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, and their permitted successors and assigns, and the parties hereby agree for themselves and their permitted successors and assigns to execute any instrument and to perform any acts which may be necessary or proper to carry out the purposes of this Agreement.

         (e) Notices. All notices, requests or demands and other communication from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given (i) when delivered personally, (ii) twenty-four (24) hours after sent by telephone facsimile transmission, (iii) the next business day when sent via a nationally recognized overnight courier for next business day delivery to the recipient and (iv) four (4) business days after sent by certified, or registered mail, postage prepaid, to the other party. Such notices, requests, demands and other communication may be sent by any of the foregoing means, but if faxed, mailed, or sent by overnight courier, shall be directed to the addresses (or fax) indicated below, or such other addresses (or fax) as may be provided in writing to each party from time to time:

         (1)      If to Lakes:              Lakes Gaming & Resorts, LLC
                                            130 Cheshire Lane
                                            Minnetonka, MN 55305
                                            Attention:  Tim Cope
                                            Fax:  612 449-7064

                  with a copy to:           Maslon Edelman Borman & Brand, LLP
                                            3300 Wells Fargo Center
                                            90 South 7th Street
                                            Minneapolis, MN  55402
                                            Attention: Brian J. Klein
                                            Fax: 612 672-8397

         (2)      If to MRD:                MRD Gaming, LLC
                                            600 Whitney Ranch Drive, C- - 15
                                            Henderson, NV, 89014

                                          Attention:  Matthew R. Daly
                                          Fax:  702 547-9015

                  with a copy to:         Larkin, Hoffman, Daly & Lindgren, Ltd.
                                          1500 Norwest Financial Center
                                          7900 Xerxes Avenue South
                                          Bloomington, Minnesota 55431
                                          Attention:  Charles S. Modell
                                          Fax:  952 896-1511

         (f) Publicity. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement, and the execution of this Agreement, shall be jointly planned and coordinated by and between MRD and Lakes (and by any Tribe referred to in the publicity), and shall not be released by either party without consent of the other, subject to any disclosure rights of Lakes set forth in Section 15.

         (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Minnesota, without giving effect to any choice of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause application of the laws of any jurisdiction other than the State of Minnesota.

         (h) Venue. Any dispute concerning the interpretation of this Agreement, or the performance or breach thereof, shall be exclusively venued in the state or federal courts located in Hennepin County, Minnesota, and each of the parties agrees to submit to personal jurisdiction in such venue for a resolution of such dispute.

         (i) Entire Agreement. This Agreement, the exhibits attached hereto and any other instruments executed pursuant hereto shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and shall supersede any prior agreement or understanding, whether written or oral, between the parties. Any waiver of any rights or obligations of the parties shall not be binding upon the other party unless given in writing. This Agreement may only be amended by a writing signed by the party against whom enforcement is sought.

         [The remainder of this page has been intentionally left blank.]

[Signature page of Acquisition and Participation Agreement between Lakes Gaming and Resorts, LLC and MRD Gaming, LLC]

This Agreement has been executed on the date first written above.

                                     MRD GAMING, LLC


                                     /s/ Matthew R. Daley
                                     -------------------------------------------
                                     By:  Matthew R. Daly
                                     Its: Manager/ Member


                                     LAKES GAMING AND RESORTS, LLC


                                     /s/ Timothy J. Cope
                                     -------------------------------------------
                                     By: Timothy J. Cope
                                     Its Manager: